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                                                                EX-99. (j)(A)(1)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Variable Trust:

We consent to the use of our reports for the Asset Allocation Fund, C&B Large Cap Value Fund, Discovery Fund, Equity Income Fund, International Core Fund, Large Company Core Fund, Large Company Growth Fund, Money Market Fund, Opportunity Fund, Small Cap Growth Fund, Small/Mid Cap Value Fund, and Total Return Bond Fund, a total of twelve funds of Wells Fargo Variable Trust, dated February 23, 2009, incorporated herein by reference, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the statement of additional information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
April 30, 2009